EXHIBIT 99.1

Janel Corporation

For Immediate Release	Contact:	Investor Relations
Janel Corporation
(516) 256-8143
investors@janelcorp.com

JANEL CORPORATION REPORTS FISCAL YEAR END 2015 RESULTS

LYNBROOK, NY – December 29, 2015 -- Janel Corporation (OTCQB: JANL), a holding company which provides logistics services for importers and exporters worldwide through its wholly-owned subsidiaries, announced today the financial results for its quarter and fiscal year ended September 30, 2015.

Fourth Quarter 2015 Results

For the three months ended September 30, 2015, Janel reported revenue of $27,557,918 an increase of $12,465,494 or 82.6% compared to the three months ended September 30, 2014.

For the three months ended September 30, 2015 the Company reported income from continuing operations before income taxes of $687,494 compared to the prior year reported income from continuing operations before income taxes of $102,395.

For the three months ended September 30, 2015 and after losses from discontinued operations, the Company reported net income of $447,357 or $0.76 per fully diluted share, compared to the prior year reported net income of $67,823 or $0.13 per fully diluted share. Included in these results are losses associated with discontinued operations of $(21,572) for the prior year’s period and $(115,910) for the current year’s period.

Year-To-Date 2015 Results

For the fiscal year ended September 30, 2015, Janel reported revenue of $74,740,145 an increase of $26,800,050 or 55.9% compared to the fiscal year ended September 30, 2014.

For the fiscal year ended September 30, 2015, after a non-cash charge to SG&A of $82,225 for the issuance of restricted stock and stock options the Company reported income before taxes from continuing operations of $1,033,759, as compared to a loss of ($241,369) for the fiscal year ended 2014.

For the fiscal year ended September 30, 2015 and after losses from discontinued operations, the Company reported net income of $639,720 or $1.08 per fully diluted share, compared to the prior year reported net loss of ($335,193), or ($0.58) per fully diluted share. Included in these results are losses associated with discontinued operations of ($71,824) for the prior year’s period and ($244,039) for the current year’s period.

To be included in Janel Corporation’s database for Corporate Press Releases and industry updates, investors are invited to send their e-mail address to: investors@janelcorp.com.

About Janel Corporation

Janel Corporation is a holding company. Our only business provides logistics services for importers and exporters worldwide, through its wholly owned subsidiaries. Janel Corporation management focuses on significant capital allocation decisions, corporate governance and supporting its business units where appropriate.

Janel Corporation’s only reportable business segment is global logistics services. Janel’s business activities in this area are conducted through its wholly-owned subsidiaries Janel Group, Inc. (“JGI”), PCL Transport, LLC d/b/a President Container Lines (“PCL”) and Liberty International, Inc. (“Liberty”), which together comprise Janel Group, a multi-branded, non-asset based third party global logistics services company. Janel Group engages in full-service cargo transportation logistics management, including freight forwarding via air, ocean and land-based carriers, customs brokerage services, and warehousing and distribution services.

Janel Corporation’s headquarters is located in Lynbrook, New York. Its common stock is listed on the OTC Bulletin Board under the symbol "JANL". Additional information on the Company is available on its website at http://www.janelcorp.com

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "intend," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's dependence upon conditions in the air, ocean and land-based freight forwarding industry, the size and resources of many competitors, the need for the Company to effectively integrate acquired businesses and to successfully deliver its primary services, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission, including its most recent Form 8-K, Form 10-Q and Form 10-K filings. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Investor Relations

Janel Corporation

(516) 256-8143

investors@janelcorp.com